Filed Pursuant to Rule 433
Final Term Sheet
March 29, 2011
Relating to Preliminary Prospectus Supplement
dated March 29, 2011
Registration Statement No. 333-165156
Time Warner Inc.
$1,000,000,000 4.75% Notes due 2021
$1,000,000,000 6.25% Debentures due 2041

Issuer:	Time Warner Inc.

Guarantors:	Historic TW Inc. Home Box Office, Inc. Turner Broadcasting System, Inc.

Securities:	$1,000,000,000 4.75% Notes due 2021 (the “2021 Notes”) $1,000,000,000 6.25% Debentures due 2041 (the “2041 Debentures”)

Size:	2021 Notes	$1,000,000,000
	2041 Debentures	$1,000,000,000

Maturity Dates:	2021 Notes	March 29, 2021
	2041 Debentures	March 29, 2041

Coupon:	2021 Notes	4.75%
	2041 Debentures	6.25%

Interest Payment Dates:	March 29 and September 29, commencing September 29, 2011

Price to Public:	2021 Notes	98.943%
	2041 Debentures	98.707%

Benchmark Treasury:	2021 Notes	3.625% due February 15, 2021
	2041 Debentures	4.250% due November 15, 2040

Benchmark Treasury Yield:	2021 Notes	3.485%
	2041 Debentures	4.547%

Spread to Benchmark Treasury:	2021 Notes	Plus 140 bps
	2041 Debentures	Plus 180 bps

Yield:	2021 Notes	4.885%
	2041 Debentures	6.347%

Make-Whole Call:	2021 Notes	Treasury Rate plus 25 bps
	2041 Debentures	Treasury Rate plus 35 bps

Expected Settlement Date:	April 1, 2011 (T+3)

Denominations:	Minimum of $2,000 and integral multiples of $1,000 in excess of $2,000

CUSIP/ISIN:	2021 Notes	887317 AK1 / US887317AK12
	2041 Debentures	887317 AL9 / US887317AL94

Anticipated Ratings:	2021 Notes	Baa2 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services BBB by Fitch Ratings
	2041 Debentures	Baa2 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services BBB by Fitch Ratings

Joint Book-Running Managers:	BNP Paribas Securities Corp.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
RBS Securities Inc.
Wells Fargo Securities, LLC
Barclays Capital Inc.
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC
Morgan Stanley & Co. Incorporated

Senior Co-Managers:	BNY Mellon Capital Markets, LLC
Credit Agricole Securities (USA) Inc.
Goldman, Sachs & Co.
Lloyds Securities Inc.
Mitsubishi UFJ Securities (USA), Inc.
Mizuho Securities USA Inc.
Muriel Siebert & Co., Inc.
Santander Investment Securities Inc.
Scotia Capital (USA) Inc.
SMBC Nikko Capital Markets Limited
Svenska Handelsbanken AB (publ)
The Williams Capital Group, L.P.
UBS Securities LLC
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the related prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. toll free at 1-800-854-5674,

Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322, RBS Securities Inc. toll free at 1-866-884-2071 and Wells Fargo Securities, LLC toll free at 1-800-326-5897.